Exhibit 99.3
JOINT FILING AGREEMENT

            In  accordance  with  Rule  13d-1(k)(1)(iii)  under  the  Securities Exchange  Act of 1934,  as amended,  the persons  named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 12, 2014 (including amendments thereto) with respect to the Common Stock of Good Times Restaurants Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:   May 12, 2014

Hoak Public Equities, L.P. By: Hoak Fund Management, L.P., its general partner By: Hoak & Co., its general partner By: _/s/ J. Hale Hoak_______________ J. Hale Hoak President	Hoak Fund Management, L.P. By: Hoak & Co., its general partner By: _/s/ J. Hale Hoak_______________ J. Hale Hoak President
Hoak & Co. By: _/s/ J. Hale Hoak_______________ J. Hale Hoak President	James M. Hoak By: _/s/ James M. Hoak _________________ James M. Hoak
J. Hale Hoak By: _/s/ J. Hale Hoak_______________ J. Hale Hoak